Exhibit 99.1

American States Water Company Announces Earnings for the Three and Twelve Months Ended December 31, 2007

SAN DIMAS, Calif.--(BUSINESS WIRE)--American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings of $0.36 and $0.35 per share, respectively, for the three months ended December 31, 2007 as compared to basic and fully diluted earnings of $0.31 and $0.30 per share, respectively, for the three months ended December 31, 2006. Basic and fully diluted earnings were $1.62 and $1.61 per share, respectively, for the twelve months ended December 31, 2007, as compared to basic and fully diluted earnings of $1.34 and $1.33 per share, respectively, for the same period ended December 31, 2006.

Fourth Quarter 2007 Results

Net income for the fourth quarter ended December 31, 2007 increased by 14.2% to $6.1 million compared to $5.3 million for the same period in 2006. The $0.05 basic and diluted per share increase in the fourth quarter of 2007 as compared to the same period of 2006 is due primarily to the items listed below.

  A favorable decision issued by the California Public Utilities Commission (“CPUC”) on November 16, 2007 approving general rate increases in the Region II customer service area of AWR’s Golden State Water Company (“GSWC”) unit, and authorizing additional rate increases in the Region II and Region III customer service areas to recover general office expenses at the corporate headquarters. Due to the nearly eleven month delay in issuing a final decision, the CPUC had previously approved interim rate increases with the intention to make the final rate increases retroactive to January 1, 2007. As a result of the CPUC’s November 16, 2007 decision, GSWC recorded additional water revenues during the fourth quarter of 2007, representing the revenue difference between the interim rates implemented on January 1, 2007 and the final rates authorized by the CPUC in November. The decision also changed the revenue requirement related to the adopted rates for Region II supply cost memorandum accounts, retroactive to January 1, 2007 as well. At the time of the final decision, a supply cost under-collection of $2.5 million, which had been recorded in the Region II supply cost memorandum account throughout 2007, was reversed in November 2007. The CPUC’s decision added a net of approximately $3.3 million to pretax income, or $0.11 per share to the 2007 fourth quarter results, related to the revenue shortfall for the first nine months of 2007.
  The recording of a pretax unrealized gain of $522,000, or $0.02 per share, on purchased power contracts in the fourth quarter of 2007 due to increasing forward energy prices versus a pretax unrealized loss of $1.2 million, or $0.04 per share on purchased power contracts in the fourth quarter of 2006, a positive impact to earnings of $0.06 per share from 2006 to 2007. Although the unrealized gains and losses may result in significant fluctuations to the statements of income, they have no effect on the Company’s cash flows. When analyzing the financial performance of the Company, we exclude the effect of derivative gains or losses as they are not reflective of our day-to-day operations.
  An increase in GSWC’s maintenance expense of $1.2 million, or $0.04 per share, as compared to the same period of 2006, resulting from an increase in required and emergency maintenance on GSWC's wells and other water supply sources.
  A decrease in pretax operating income for contracted services of $1.6 million, or $0.05 per share, reflecting an increase in bad debt expense and consulting services, as well as an increase in the allocation of corporate headquarters' expenses pursuant to the November 16, 2007 CPUC decision, discussed above. The contracted services are being managed by AWR’s wholly-owned subsidiary, American States Utility Services, Inc. (“ASUS”). The increase in the allocation of corporate headquarters’ expense to ASUS has no impact on the consolidated results.
  Higher other expenses, primarily consisting of administrative and general expenses, a change in the effective income tax rate, as well as other items described below, contributed to an overall decrease of $0.03 per share to the results of operations.

Total operating revenues increased by $8.1 million to $74.0 million for the fourth quarter of 2007, compared to revenues recorded in the fourth quarter of 2006, an increase of 12.2%. The table below sets forth summaries of operating revenues by segment:

(in thousands)	2007	2006	$	Change	% Change
Water	$61,284	$53,422		$7,862	14.7%
Electric	7,161	7,452		(291)	-3.9%
Contracted services	5,567	5,078		489	9.6%
Total operating revenues	$74,012	$65,952		$8,060	12.2%

Water revenues for the fourth quarter increased by $7.9 million or 14.7%. The net increase is mainly due to the CPUC’s approval on November 16, 2007 of rate increases at GSWC’s Region II customer service area and to recover general office expenses at the corporate headquarters allocated to Region II and Region III, previously discussed. The approved revenue increases were retroactive to January 1, 2007. As a result of these decisions, GSWC recorded a regulatory asset of approximately $7.2 million, with a corresponding increase to revenues during the fourth quarter of 2007, related to additional revenues representing the revenue difference between the interim rates implemented on January 1, 2007 and the final rates authorized by the CPUC on November 16, 2007 for the period from January 1 through December 20, 2007 when the new rates were fully implemented.

Electric revenues from GSWC’s Bear Valley Electric Division decreased by 3.9% due in part to lower kilowatt-hour usage by residential and commercial customers.

Contracted services operating revenues are composed of construction revenues and management fees for operating and maintaining the water and wastewater systems at military bases; the services being conducted by ASUS. Such revenues increased by $489,000 during the fourth quarter of 2007 primarily due to an increase in construction activities at the various military bases.

Total operating expenses for the three months ended December 31, 2007, increased to $58.1 million as compared to the $52.9 million recorded for the same period in 2006, reflecting increases in: (i) water supply cost balancing accounts resulting primarily from the CPUC decision approved on November 16, 2007, previously discussed; (ii) other operating expenses due to higher chemical and water treatment costs at GSWC, and an increase in bad debt expense and legal and consulting services at ASUS; (iii) administrative and general expenses due to higher labor and other employee benefit costs; (iv) required and emergency maintenance activities on GSWC’s wells; (v) depreciation and amortization expense reflecting, among other things, the effects of closing approximately $73 million of additions to utility plant during 2006, and (vi) property and payroll taxes. These increases in operating expenses were partially offset by a $1.7 million increase in the pretax unrealized gain on purchased power contracts at GSWC in the fourth quarter of 2007 compared to same period in 2006.

In summary, the table below sets forth pretax operating income by segment for the fourth quarter:

(in thousands)	2007	2006	$	Change	% Change
Water	$16,971	$12,660		$4,311	34.1%
Electric	564	345		219	63.5%
Contracted services	(1,587)	(6)		(1,581)	N/A
AWR parent	(49)	65		(114)	(175.4%)
Total pretax operating income	$15,899	$13,064		$2,835	21.70%

The CPUC decision approved on November 16, 2007, previously discussed, also imposed an increased allocation of corporate headquarters' expenses to the Company’s contracted services business segment. This higher allocation, totaling $526,000, was retroactive to January 1, 2007 and was recorded in the fourth quarter of 2007, thus negatively impacting contracted services' pretax income and positively impacting water and electric services' pretax income by the same amount. In addition, there was an increase of $482,000 in bad debt expense during the fourth quarter of 2007 in contracted services, primarily related to aged accounts receivable balances from the U.S. government. As of December 31, 2007, approximately $2.1 million of amounts due from the U.S. government is significantly past due. The Company has been working and continues to work with U.S. government personnel to effect payment of these amounts. The Company will continue to make every effort to collect any and all amounts due from the U.S. government.

Interest expense increased to $5.2 million compared to $5.1 million for the same period of 2006. Average bank loan balances outstanding under AWR’s credit facility increased to $33 million for the fourth quarter of 2007 as compared to $26 million for the same period in 2006.

Other income of $459,000 was recorded in the fourth quarter of 2006 as a result of AWR’s ownership interest in a non-operating equity investment.

The fourth quarter 2007 income tax expense increased to $5.3 million compared to $3.6 million for the same period of 2006, due primarily to a 27.5% increase in pretax income. In addition, the effective tax rate (“ETR”) for the fourth quarter of 2007 was 46.6% compared to 40.4% for the same period of 2006. The increase in the ETR primarily results from differences between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements. In particular, the increase in the ETR is principally due to a net increase in compensatory-related flow-through adjustments.

Full Year 2007 Results

Net income for the year ended December 31, 2007 increased by 21.4% to $28.0 million compared to $23.1 million for the same period in 2006. Diluted earnings per share for 2007 were $1.61 compared to $1.33 per share for 2006. Impacting the comparability in the results of the two periods are the following significant items:

  An unrealized gain on purchased power contracts (“derivative”) which increased pretax income by $2.1 million or approximately $0.07 per share for the year ended December 31, 2007, as compared to a $7.1 million unrealized loss, or $0.24 per share, for the same period ended December 31, 2006.
  A decision issued by the CPUC on April 13, 2006 regarding the accounting treatment of GSWC’s water rights lease revenues received from the City of Folsom in 2004 and 2005, which increased pretax operating income by about $2.3 million in March 2006, or approximately $0.08 per share. There was no such one-time revenue recognition amount in 2007. Based on the decision, GSWC has recorded the on-going annual Folsom lease revenues for 2007 and 2006 of $1.3 million and $1.2 million, respectively.
  An increase, excluding the $2.3 million of water rights lease revenues as discussed above, in the 2007 margin for the water segment of $15.5 million, or $0.52 per share, as compared to the same period of 2006 due to increased water rates, an increase in water consumption, and a favorable supply mix change.
  An increase in pretax operating income from contracted services at ASUS of $1.9 million, or $0.07 per share, as compared to the same period of 2006 for operating, maintaining and improving the water and wastewater systems at military bases for the U.S. government. The increase in pretax operating income is primarily due to a special wastewater expansion project at one of the military installations undergoing significant expansion. The project was completed in August 2007 and there will be no further construction revenues associated with this special project after that date.
  An increase in GSWC’s other operating and maintenance expenses of $5.3 million, or $0.18 per share as compared to the same period of 2006, resulting from higher chemical and water treatment costs along with an increase in required and emergency maintenance on GSWC’s wells and water supply sources.
  Higher other operating expenses, a change in the effective income tax rate, as well as other items described below, contributed to an overall decrease of $0.36 per share to the results of operations.

Total operating revenues increased by $32.7 million to $301.4 million for year ended December 31, 2007, compared to revenues of $268.6 million recorded in the same period of 2006, an increase of 12.2%. The table below sets forth summaries of operating revenues by segment (in thousands):

	2007	2006	$	Change	% Change
Water	$237,882	$222,912		$14,970	6.7%
Electric	28,574	29,268		(694)	-2.4%
Contracted services	34,914	16,449		18,465	112.3%
Total operating revenues	$301,370	$268,629		$32,741	12.2%

Of the total increase in revenues, water revenues increased by 6.7% due to rate increases approved by the CPUC effective January 1, 2007 and higher consumption caused by changes in weather. Electric revenues decreased by 2.4% to $28.6 million reflecting lower electric usage by customers and the recording of $178,000 related to a probable refund to customers related to the 8.4MW natural gas-fueled generation plant. Contracted services revenues, composed of construction revenues and management fees for operating and maintaining the water and wastewater systems at military bases, increased to $34.9 million, an $18.5 million increase due primarily to the wastewater infrastructure expansion project at one of the military bases during 2007.

Total operating expenses for the year ended 2007 increased to $233.6 million as compared to the $212.0 million recorded for the same period in 2006. Impacting the comparability of the two periods were: (i) an overall increase in water supply costs reflecting higher consumption and higher water rates charged by wholesale suppliers, partially offset by a favorable change in the supply mix; (ii) an increase of $9.2 million in the unrealized gain on purchased power contracts due to an increase in forward energy prices; (iii) increased other operating expenses due to increases in chemical and water treatment costs and conservation costs at GSWC, as well as a full calendar year’s operation of water and wastewater systems at the Maryland and Virginia military bases at ASUS, compared to a partial year in 2006; (iv) increased administrative and general expenses resulting from higher labor and outside service costs; (v) increased maintenance expense reflecting emergency and scheduled maintenance on wells; (vi) increased depreciation and amortization; (vii) increased property and other taxes due to higher assessed property values and increased payroll taxes; (viii) increased construction expenses of $13.1 million due primarily to a wastewater infrastructure expansion project at one of the military bases during 2007; and (ix) an increase in the net gain on the disposal of property of $326,000.

Interest expenses increased by $461,000 for the year ended December 31, 2007 reflecting an increase in short-term interest rates and an increase in the average level of borrowing.

Interest income decreased by $447,000 for the year ended December 31, 2007 due primarily to the initial recording in the first quarter of 2006 of interest accrued on the uncollected balance of the Aerojet litigation memorandum account authorized by the CPUC and the receipt of interest amounting to $381,000 related to a $3.0 million Internal Revenue Service refund in May 2006. These decreases were partially offset by an increase in interest earned on short-term cash surplus.

Other income reflects the recording of equity earnings from a non-operating investment.

Income tax expense increased primarily due to an increase in pretax income and a higher effective tax rate (“ETR”). The variance between the ETR and the statutory tax rate primarily results from differences between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements. The increase in the ETR in 2007 is principally due to a net increase in compensatory-related flow-through adjustments.

Other – Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Fourth Quarter and Full Year 2007 Earnings Release Conference Call – The Company will host a conference call today, March 13, 2008, 11:00 a.m. Pacific Time (“PT”), during which management will be making a brief presentation focusing on the Company’s fourth quarter and full year 2007 results, strategies, and operating trends.

Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com. The call will also be recorded and replayed beginning Thursday, March 13, 2008 at 3:00 p.m. PT and will run through Thursday, March 20, 2008. The dial-in number for the audio replay is (800) 642-1687, Confirmation ID# 34933864.

American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 255,000 customers) and to over 13,000 customers in the city of Fountain Hills, Arizona, and portions of Scottsdale, Arizona. The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, Inc., the Company contracts with the U.S. government and private entities to provide various services, including water marketing and operation and maintenance of water and wastewater systems.

American States Water Company
Consolidated
Comparative Condensed Balance Sheets
	December 31,	December 31,
(in thousands)	2007	2006
	(Unaudited)
Assets
Utility Plant-Net	$776,379	$750,601
Other Property and Investments	21,599	21,591
Current Assets	63,015	64,436
Regulatory and Other Assets	102,905	100,327
	$963,898	$936,955
Capitalization and Liabilities
Capitalization	$569,355	$551,567
Current Liabilities	94,251	85,903
Other Credits	300,292	299,485
	$963,898	$936,955

Condensed Statements of Income	Three months ended		Twelve months ended
(in thousands, except per share amounts)	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Operating Revenues	$74,012	$65,952	$301,370	$268,629

Operating Expenses:
Supply Costs	$19,798	$17,107	$78,211	$76,229
Unrealized loss (gain) on purchased power contracts	(522)	1,185	(2,100)	7,071
Other operating expenses	7,215	6,870	27,375	24,134
Administrative and general expenses	14,177	12,482	52,637	47,110
Maintenance	4,556	3,141	15,779	12,254
Depreciation and amortization	7,325	6,546	28,941	26,272
Property and other taxes	2,661	2,500	11,254	10,187
Construction expenses	2,893	3,191	22,125	9,024
Net gain on disposal of property	10	(134)	(584)	(258)
Total operating expenses	$58,113	$52,888	$233,638	$212,023

Operating income	$15,899	$13,064	$67,732	$56,606

Interest expenses	(5,169)	(5,084)	(21,582)	(21,121)
Interest income	629	520	2,371	2,818
Other income	65	459	299	459

Income From Operations Before Income Tax Expenses	$11,424	$8,959	$48,820	$38,762

Income tax expenses	5,329	3,620	20,790	15,681

Net Income	$6,095	$5,339	$28,030	$23,081

Weighted Average Shares Outstanding	17,210	17,041	17,121	16,934
Earnings Per Common Share	$0.36	$0.31	$1.62	$1.34
Weighted Average Diluted Shares	17,273	17,221	17,177	17,101
Earnings Per Diluted Share	$0.35	$0.30	$1.61	$1.33
Dividends Declared Per Common Share	$0.250	$0.235	$0.955	$0.910

CONTACT:
American States Water Company
Robert J. Sprowls
Executive Vice President, Chief Financial Officer,
Treasurer and Corporate Secretary
909-394-3600, ext. 647